Exhibit 10.9

May 13, 2021

Deborah Knobelman

VIA EMAIL

Re:	Offer of Employment

Dear Deborah:

Senti Biosciences, Inc. (the “Company”) is pleased to offer you employment as the Company’s Chief Financial Officer (“CFO”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Commencement of Employment. Your employment with the Company will commence on May 18, 2021 (the “Effective Date”).

2. Duties. As CFO, you will serve as Principal Accounting Officer (PAO) and Principal Financial Officer (PFO). You will be responsible for Investor Relations, Risk Management, Finance and Accounting, reporting to the Chief Executive Officer. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You will work out of your home in Denver, Colorado, and will travel to the Company’s offices in South San Francisco, California as needed. The company will not require you to relocate permanently to San Francisco, California and shall reimburse you for all reasonable and properly documented travel expenses between Denver and San Francisco, including airfare, ground transportation, lodging, and meals. The Company may change your position, duties, and compensation from time to time at its discretion, subject to the terms and conditions set forth herein, specifically in reference to the terms set forth in Section 7(d).

3. Compensation.

(a) Base Salary. You will be paid an annual base salary of $400,000, less applicable deductions and withholdings, payable in accordance with the Company’s payroll practices as may be in effect from time to time. Your base salary shall be reviewed annually by the Company’s Board of Directors (the “Board”), commencing in January 2022.

(b) Signing Bonus. The Company will pay you a signing bonus of $40,000. This bonus will be paid within ninety (90) days after the Effective Date, less deductions and withholdings. Although this bonus will be paid at the time of hire, it will not be earned until you have completed fourteen (14) months of employment. Therefore, in the event you resign your employment with the Company without Good Reason (as defined herein) before you complete fourteen (14) months of employment with the Company, then you will be required to repay the entire amount of this bonus to the Company within thirty (30) days after your last day of employment.

(c) Annual Performance Bonus. Each year, you will be eligible to earn an annual performance bonus with an annual target amount of up to 40% of your annual base salary, less applicable payroll deductions and withholdings (the “Annual Bonus”) (to be prorated for 2021 based on the Effective Date). Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of Company and individual performance objectives, with such goals and the attainment of such goals to be determined by the Company in its sole discretion. No amount of the Annual Bonus is guaranteed, and you must be an employee on the last day of the applicable calendar year in order to earn an Annual Bonus. Therefore, subject to Section 7 of this Agreement, if your employment is terminated either by you or the Company for any reason prior to the end of the calendar year, you will not have earned the Annual Bonus and no partial or prorated Annual Bonus will be paid. The Annual Bonus, if earned, will be paid within 90 days following the completion of the applicable bonus year.

4. Benefits. Subject to any contributions generally required of employees of the Company, commencing on the Effective Date, you shall be entitled to participate in any and all employee benefit plans from time to time in effect for full-time executive employees of the Company. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Additional information regarding these benefits is available for your review upon request. The Company may, from time to time, change these benefits in its discretion.

5. Equity. Subject to approval by the Board, the Company will grant you an option to purchase 750,000 shares of the Company’s common stock (the “Option”). The Option shall vest over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the first anniversary of the Effective Date, and the remaining shares vesting equally over the following thirty-six (36) months of continuous service. The Option shall be issued pursuant to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”) and shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements.

6. Expenses. The Company shall pay or reimburse you for all reasonable business expenses incurred or paid by you in connection with your employment by the Company in accordance with the Company’s policies in effect from time to time.

7. At Will Employment; Severance Benefits.

(a) At-Will Employment. Your employment with the Company will be “at- will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined herein), and with or without advance notice. Upon termination of your employment for any reason, the Company shall pay you all earned but unpaid salary, and all accrued but unused vacation earned by you through and including the employment termination date, subject to required payroll deductions, in accordance with governing law. You will not be eligible to receive any severance benefits, except as expressly provided in this Agreement.

(b) Termination for Cause; Death; Disability; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, or if you resign without Good Reason (as defined herein), you will receive the accrued amounts set forth in Section 7(a) and will not be entitled to any other form of compensation from the Company, including any severance benefits.

(c) Termination Without Cause or Resignation for Good Reason Outside of Change of Control Period. If at any time outside of a Change of Control Period (as defined below), the Company terminates your employment without Cause or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your compliance with the terms of this Agreement and subject to the preconditions set forth in Section 7(e), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(i) Cash Severance. You will receive cash severance equal to nine (9) months of your then current base salary. This severance will be paid in equal installments on the Company’s regular payroll schedule over the 9-month period following your Separation from Service and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 60th day following your Separation from Service (and with the first such payment including any amounts accrued following such Separation from Service).

(ii) COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of nine (9) months. The Company’s obligation to pay these amounts on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide these benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the same date as (when your COBRA began) of the 9th calendar month following your Separation from Service.

(d) Termination Without Cause or Resignation for Good Reason During Change of Control Period. If at any time during a Change of Control Period (as defined below), the Company terminates your employment without Cause or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service, then subject to your compliance with the terms of this Agreement and subject to the preconditions set forth in Section 7(e), the Company will provide you with the following severance benefits:

(i) Cash Severance. You will receive cash severance equal to twelve (12) months of your then current base salary, paid in a lump sum, subject to applicable tax withholdings, on the 60th day following your Separation from Service.

(ii) Bonus Severance. You will receive an additional cash severance payment, less applicable deductions and withholdings, equal to the amount of your target annual bonus for the calendar year in which your employment is terminated, paid in a lump on the 60th day following your Separation from Service.

(iii) COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of eighteen (18) months. The Company’s obligation to pay these amounts on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide these benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the same date as (when your COBRA began) of the eighteenth calendar month following your Separation from Service.

(iv) Accelerated Vesting. The Company will accelerate the vesting of your equity awards such that you will be deemed fully vested in all such shares as of your Separation from Service.

(e) Conditions to Receipt of Severance. Your receipt of the severance benefits set forth in this Section 7 is conditioned upon: (i) you continuing to comply with your obligations under your Confidential Information and Inventions Agreement; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) your material breach of this Agreement, (ii) any act or omission by you that has a material and adverse effect on the Company’s business, or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (iii) your material misconduct or material neglect of your duties in connection with the business or affairs of the Company; provided, however, that before terminating your employment for Cause, the Company will provide you with 30 days’ advance written notice with the event specifically set forth in the notice and the opportunity to cure the event (if curable).

(b) Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the closing of: (i) a sale of all or substantially all of the assets of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party (which term shall include a current stockholder) acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of related transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (b) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors. Notwithstanding the foregoing, a transaction or series of transactions shall not constitute a Change of Control unless such transaction or series of transactions also qualifies as a “change in control” event under U.S. Treasury Regulation 1.409A-3(i)(5).

(c) Change of Control Period. For purposes of this Agreement, a “Change of Control Period” is defined as the period commencing three (3) months prior to the effective date of a Change of Control and ending on the twelve (12) month anniversary of the effective date of a Change of Control.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean your resignation because of any of the following actions taken without your consent: (i) the Company’s material breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of your annual base salary, unless such reduction is applied equally, as a percentage of base salary, to all senior executives of the Company; or (iii) a material adverse change in your duties, authority, or responsibilities relative to your duties, authority, or responsibilities in effect immediately prior to such reduction (other than a change in title and provided that a change in title, reporting lines or position in connection with a Change of Control will not, in itself, be deemed to be a change in duties, authority or responsibility); provided, however, that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

9. Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10. 280G.

(a) If any payment or benefit you will or may receive from the Company or from another source (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this letter agreement (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 10(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 10(a), you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11. Confidentiality Obligations. As condition of your employment, you must sign and abide by the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B.

12. Arbitration. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this letter agreement; or your employment with the Company (including but not limited to all statutory claims); or the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and will not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class will proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section will be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company will pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This section will not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

13. Miscellaneous. This Agreement, including its exhibits, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please sign below.

If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

/s/ Timothy Lu

Timothy Lu, M.D., Ph.D.

Co-founder and Chief Executive Officer

UNDERSTOOD, ACCEPTED AND AGREED TO:

/s/ Deborah Kobelman Deborah Knobelman	Date

EXHIBIT A - FORM OF RELEASE

(TO BE SIGNED ON OR WITHIN 21 DAYS OF SEPARATION DATE)

I understand that my employment with SENTI BIOSCIENCES, INC. (the “Company”) has terminated. The Company has agreed that if I sign this Release, the Company will provide me with the benefits set forth in the offer letter agreement (the “Agreement”) between me and the Company. I understand that I am not entitled to such severance benefits unless I sign this Release without revocation. I also understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through my last day of employment, to which I am entitled by law.

I hereby generally release the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: (i) all federal and state statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended); (ii) claims related to my employment or the termination of my employment; and (iii) claims related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in this paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

Notwithstanding the release in the preceding paragraphs, I am not releasing: (i) any right of indemnification I may have under contract or law; (ii) any rights that cannot be waived as a matter of law; and (iii) claims for breach of this Release. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor or released party.”

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on- the-job injury for which I have not already filed a workers’ compensation claim.

I hereby confirm my obligations under my Confidential Information and Inventions Assignment Agreement with the Company.

I also agree that I will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. I further agree to reasonably cooperate with the Company by voluntarily providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation.

Dated:

Deborah Knobelman

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT

(TO BE SENT SEPARATELY)